Exhibit 5.1

Mayer Brown International LLP
201 Bishopsgate
London EC2M 3AF

Telephone: +44 20 3130 3000
Fax: +44 20 3130 3001
www.mayerbrown.com
DX 556 London and City

Adaptimmune Therapeutics plc
60 Jubilee Avenue
Milton Park	18 April 2025
Abingdon
Oxfordshire
OX14 4RX

Our ref:	19610565/20456

Dear Sirs

Registration Statement on Form S-3

1.	Background

We have acted for Adaptimmune Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the "Company"), as its legal advisers in England in connection with the registration statement on Form S-3 (the "Registration Statement") to be filed on or about 18 April 2025 by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder (the "Rules"). The Registration Statement relates to the offering, issuance and sale by the Company from time to time of ordinary shares of £0.001 each in the Company ("Ordinary Shares"), warrants to purchase Ordinary Shares ("Warrants") and units comprised of one or more securities described in the Registration Statement or any prospectus supplement ("Units") for up to an aggregate amount of $400,000,000, as may from time to time be offered and sold at indeterminate prices pursuant to the Registration Statement. The Ordinary Shares are to be offered or sold in the form of American Depositary Shares ("ADSs"). Each ADS represents 6 Ordinary Shares. Up to $200,000,000 of ADSs may be offered, issued and sold by the Company under a Sales Agreement by and between the Company and TD Securities (USA) LLC ("TD Cowen") (as successor to Cowen and Company, LLC) dated 8 April 2022 (the "Sales Agreement") as amended by an Amendment No.1 to Sales Agreement by and between the Company and TD Cowen dated 18 April 2025 (the "Amendment Agreement").

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359), which is authorised and regulated by the Solicitors Regulation Authority with SRA number 369822. Mayer Brown is a global services provider comprising associated legal practices that are separate entities, including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership which operates in temporary association with Hong Kong partnership Johnson Stokes & Master) and Tauil & Chequer Advogados (a Brazilian law partnership).

We use the term "partner" to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

For the purpose of this letter Ordinary Shares and Warrants are collectively referred to as "Equity Securities".

We understand that no Ordinary Shares, Warrants nor Units are, or are intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below.

2.	Examination and enquiries

(a)	For the purpose of giving this opinion, we have examined:

(i)	a copy of the Registration Statement (excluding its exhibits and any documents incorporated by reference into the Registration Statement);

(ii)	a certificate dated 18 April 2025 signed by the company secretary of the Company (the "Officer's Certificate") relating to certain factual matters and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(A)	the Company's certificate of incorporation, certificate of incorporation on re-registration, memorandum of association and articles of association;

(B)	written resolutions of the directors of the Company passed on 8 April 2022 pursuant to which it was resolved, inter alia, to approve the Sales Agreement; and

(C)	written resolutions of the directors of the Company passed on 16 April 2025 pursuant to which it was resolved, inter alia, to approve the filing of the Registration Statement with the U.S. Securities and Exchange Commission and to approve the Amendment Agreement.

(iii)	a copy of the Sales Agreement; and

(iv)	a copy of the Amendment Agreement.

(b)	For the purpose of giving this opinion, we have:

(i)	arranged for our agents to make on 17 April 2025 an online search of the register kept by the Registrar of Companies in respect of the Company (the "Company Search"); and

(ii)	arranged for our agents to make on 17 April 2025 at 10:00 a.m. (BST) an online search in respect of the Company of the Central Registry of Winding Up Petitions (the "Central Registry Enquiry" and, together with the Company Search, the "Searches"), and reviewed the information we received from our agents from the Searches (the "Search Results").

(c)	For the purposes of giving this opinion, we have only examined and relied on those documents referred to in paragraphs 2(a) and arranged or obtained the Searches and reviewed the Search Results. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion.

(d)	We have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the documents listed in paragraph 2(a).

3.	Assumptions

(a)	In giving this opinion we have assumed:

(i)	the genuineness of all signatures, seals and stamps;

(ii)	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

(iii)	the authenticity and completeness of all documents submitted to us as originals;

(iv)	the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

(v)	that the person whose name and electronic signature appears in the signature block of any document listed in paragraph 2(a) (Examination and enquiries) is the person who signed and that signature was applied with the intention to authenticate that document; and that the person who signed the attestation clause of any document was physically present and witnessed the signatory sign that document;

(vi)	that in relation to each written resolution referred to in paragraphs 2(a)(ii)(B) and 2(a)(ii)(C) (Examination and enquiries) such resolution was duly passed in accordance with all applicable laws and regulations, including compliance with the articles of association of the Company; and that in particular, but without limitation, in relation to each written resolution of the directors each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors' interests or the power of interested directors to vote was duly observed;

(vii)	that in relation to each written resolution referred to in paragraphs 2(a)(ii)(B) and 2(a)(ii)(C) (Examination and enquiries) such resolution has not been amended or rescinded and remains in full force and effect;

(viii)	that the directors of the Company acted in accordance with ss171 to 174 Companies Act 2006 in approving the written resolutions referred to in paragraphs 2(a)(ii)(B) and 2(a)(ii)(C) (Examination and enquiries); and that all actions to be carried out by the Company pursuant to those resolutions are in its commercial interests;

(ix)	that, in relation to any document examined by us which is governed by the laws of any jurisdiction outside England and Wales, that document and the obligations created by it constitute the legal, valid, binding and enforceable obligations of each of the parties to it under the laws by which it is expressed to be governed;

(x)	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(xi)	that each consent, licence, approval, authorisation or order of any governmental authority or other person which is required under any applicable law in connection with the transactions contemplated by the Sales Agreement (as amended by the Amendment Agreement) and the Registration Statement, has been or will have been obtained and is or will be in full force and effect;

(xii)	that the creation and issue of the Warrants will be approved by valid resolutions of the board of directors of the Company duly passed and the Warrants will be constituted in accordance with all applicable laws (for the avoidance of doubt, as in force at all relevant times) and the Company's articles of association;

(xiii)	that the Warrants when issued will be accurately and properly completed, duly authorised, executed and delivered on behalf of the Company and authenticated, issued and paid for and registered in the register of holders of those Warrants maintained for this purpose, in each case in accordance with the instruments and/or agreements constituting those Warrants, the Company's articles of association and all applicable laws (for the avoidance of doubt, as in force at all relevant times);

(xiv)	that the instruments and/or agreements constituting the Warrants, and the obligations created by them, will constitute the legal, valid, binding and enforceable obligations of each of the parties to them under the laws by which they are expressed to be governed;

(xv)	that the Company is and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions, exchange control and human rights laws and regulations of any applicable jurisdiction;

(xvi)	that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the performance of actions to be carried out pursuant to, or any other aspect of the transactions contemplated, by the Sales Agreement (as amended by the Amendment Agreement) and the Registration Statement;

(xvii)	that the information disclosed by the Searches is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by those Searches and was not;

(xviii)	that all applicable laws (for the avoidance of doubt, as in force at all relevant times) will be complied with respect to anything done in relation to the offering, sale, issue and (where applicable) allotment of the Equity Securities, including without limitation the Financial Services and Markets Act 2000;

(xix)	that the Ordinary Shares (including Ordinary Shares to which holders of Warrants are entitled following exercise of the right to convert or exchange those Warrants into, or to purchase, Ordinary Shares) will be duly allotted by a valid resolution of the board of directors of the Company, a duly authorised board committee or a duly authorised director, in each case, duly passed, in accordance with the Company’s articles of association (for the avoidance of doubt, as in force at all relevant times), the Companies Act 2006 and (in the case of a board committee or authorised director) the delegation to that committee or director, and pursuant to (A) a valid authorisation under s551 Companies Act 2006 and (B) a valid power under s570 Companies Act 2006 to allot the Ordinary Shares as if s561 of the Companies Act 2006 did not apply to the allotment; and that those sections of the Companies Act 2006 will continue in force unamended at all relevant times;

(xx)	that no pre-emptive rights or similar rights exist or have been created over or in respect of any Ordinary Shares other than pre-emption rights arising under s561 Companies Act 2006;

(xxi)	that as at each date on which the Company allots and issues any Ordinary Shares (including Ordinary Shares to which holders of Warrants are entitled following exercise of the right to convert or exchange those Warrants into, or to purchase, Ordinary Shares), the documents examined, and the results of the searches and enquiries made, as set out in paragraph 2 (Examination and enquiries), would not be rendered untrue, inaccurate, incomplete or out-of-date in any relevant respect by reference to subsequent facts, matters, circumstances or events;

(xxii)	that as at each date on which the Company allots and issues any Ordinary Shares (including Ordinary Shares to which holders of Warrants are entitled following exercise of the right to convert or exchange those Warrants into, or to purchase, Ordinary Shares), the Company will have received the aggregate consideration payable for those Ordinary Shares as "cash consideration" (as defined in s583(3) Companies Act 2006), such aggregate consideration being not less than the nominal value of those Ordinary Shares; and that s583 Companies Act 2006 will continue in force unamended at all relevant times;

(xxiii)	that the right to convert or exchange Warrants into, or to purchase, Ordinary Shares will be exercised, and Ordinary Shares to which holders of Warrants are entitled thereupon will be allotted and issued, in accordance with the terms of the relevant Warrants;

(xxiv)	that there is and will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) and no additional document between any relevant parties which in either case would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this opinion;

(xxv)	that the Company's place of central management and control is not the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers;

(xxvi)	that resolutions of the board of directors of the Company or a board committee referred to paragraphs 3(a)(xii) and 3(a)(xix) will be passed at a meeting duly convened, constituted and held in accordance with all applicable laws and regulations; that in particular, but without limitation, a duly qualified quorum of directors will be present throughout the meeting and vote in favour of the resolutions; that each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors’ interests or the power of interested directors to vote and count in the quorum will be duly observed; and

(xxvii)	that in approving the resolutions of the board of directors of the Company, a board committee or an authorised director referred to in paragraphs 3(a)(xii) and 3(a)(xix), the directors will act in accordance with paragraph 3(a)(viii); and actions to be carried out by the Company pursuant to those resolutions will be in its commercial interests.

(b)	In relation to paragraph 3(a)(xvii), it should be noted that this information included in the Search Results may not be true, accurate, complete or up-to-date. In particular, but without limitation:

(i)	there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(ii)	there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

(iii)	the results of the Central Registry Enquiry relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Registry of Winding Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Registry or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all; and

(iv)	in each case, further information might have become available on the relevant register after the Searches were made.

4.	Opinions

(a)	On the basis of the examination and enquiries referred to in paragraph 2 (Examination and enquiries) and the assumptions made in paragraph 3 (Assumptions) and subject to the qualifications set out in paragraph 5 (Qualifications), we are of the opinion that:

(i)	the Company is a public limited company duly incorporated under English law;

(ii)	the Company Search indicates that the Company is validly existing and does not reveal any order or resolution for its winding up or any notice of the appointment of a receiver, administrative receiver or administrator in respect of it or any of its assets. The Central Registry Enquiry does not reveal that any petition for the winding-up of the Company has been presented, that any application for administration of the Company has been made or that any notice of appointment, or of intention to appoint an administrator, has been filed in respect of the Company; and

(iii)	in connection with a relevant issuance (including pursuant to the Sales Agreement (as amended by the Amendment Agreement)), upon receipt of the aggregate consideration for Ordinary Shares (including Ordinary Shares to which holders of Warrants are entitled following exercise of the right to convert or exchange those Warrants into, or to purchase, Ordinary Shares) and entry of the names of the appropriate persons in the Company's register of members, the relevant Ordinary Shares will be validly issued, fully paid and no further amount may be called thereon.

(b)	For the purpose of paragraphs 4(a)(i) and (ii):

(i)	"duly incorporated" means that the requirements of the Companies Act in force at the date of incorporation of the Company in respect of registration and all matters precedent and incidental to it have been complied with by the Company and that the Company is authorised to be registered and is duly registered under that Act; and

(ii)	"validly existing" means that the Company is subsisting at the date of this opinion and has not been struck off the register kept by the Registrar of Companies, dissolved or ceased to exist by reason of any merger, consolidation or limitation on the duration of its existence.

(c)	For the purpose of paragraphs 4(a)(iii), a "relevant issuance" means an allotment and issue of Ordinary Shares as contemplated by the Registration Statement and in accordance with the assumptions made in paragraph 3 (Assumptions) and in particular but without limitation those assumptions in paragraphs 3(a)(xix), (xxi), (xxii) and (where applicable) (xxiii).

(d)	This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.	Qualifications

(a)	The opinions set out in paragraph 4 (Opinions) are subject to the qualifications set out in the remainder of this paragraph 5.

(b)	We express no opinion as to matters of United Kingdom taxation or any liability to tax (including, without limitation, stamp duty and stamp duty reserve tax) which may arise or be incurred as a result of or in connection with the Ordinary Shares, Warrants or Units or the transactions contemplated thereby, or as to tax matters generally.

(c)	The opinion set out in paragraph 4(a)(iii) (Opinions) relates only to Ordinary Shares offered or sold from time to time pursuant to the Registration Statement (including Ordinary Shares to which holders of Warrants offered or sold from time to time pursuant to the Registration Statement are entitled following exercise of the right to convert or exchange those Warrants into, or to purchase, Ordinary Shares) that are new Ordinary Shares issued by the Company from time to time following the date of the Registration Statement. We express no opinion in respect of any securities of the Company existing at the date of this opinion which may be offered or sold from time to time pursuant to the Registration Statement.

(d)	We express no opinion as to any aspect of insolvency law and the opinions set out in paragraph 4 (Opinions) are subject to all laws relating to administration, bankruptcy, insolvency, liquidation, moratorium, restructuring (including a compromise or arrangement for a company in financial difficulty) and re-organisation, and all other laws relating to or affecting the rights of creditors generally.

6.	Law

(a)	This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

(b)	This opinion relates only to English law (being for these purposes as applied by the English courts) as at today's date ("Applicable Law"). By "English law", we mean (except to the extent we make specific reference to an English law "conflict of law" (private international law) rule or principle) English domestic law on the assumption that English domestic law applies to all relevant issues. In construing any European Union directive or regulation, we have read only the English version.

(c)	Except to the extent, if any, specifically stated in it, this opinion takes no account of any proposed changes as at today's date in Applicable Law. Nor do we undertake or accept any obligation to update this opinion to reflect any actual changes in Applicable Law made or coming into effect after today’s date.

(d)	We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, or any document relating to, or any party to, any transaction contemplated by the Sales Agreement (as amended by the Amendment Agreement) or the Registration Statement, would or might affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the related prospectus and any related prospectus supplement under the caption "Legal Matters" with respect to the matters stated therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Mayer Brown International LLP

Mayer Brown International LLP